Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Third Quarter 2014 Results and Provides Operational Update

HOUSTON, TX — November 4, 2014 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $143 million, or $0.35 per basic and diluted share for the third quarter of 2014, compared to a net loss of $160 million, or $0.39 per basic and diluted share, for the third quarter of 2013.  The net loss for the third quarter of 2014 includes $55 million of impairment charges associated primarily with the Loengo well drilled offshore Angola and wells previously announced in the Gulf of Mexico.  Capital and operating expenditures (excluding changes in working capital) for the quarter ending September 30, 2014 were approximately $189 million.  Cash, cash equivalents, and investments at the end of the third quarter were approximately $2.4 billion.  This includes about $150 million designated for future operations held in escrow and collateralizing letters of credit, but excludes approximately $76 million in the TOTAL drilling fund for the Gulf of Mexico.

Operational Update

In Angola, Cobalt drilled to total depth and performed a drill stem test on the Cameia #3 appraisal well with successful results that exceeded Cobalt’s pre-drill expectations. These well results confirm the existence of a large reservoir and support Cobalt’s plan to obtain approval of the integrated field development plan later this year or in early 2015. Cobalt anticipates formal award of major project facilities, including the FPSO and subsea trees and manifolds, umbilicals, risers and flowlines in the first quarter of 2015, subject to obtaining necessary approvals and the financing for the Cameia FPSO.  Cobalt, as operator, owns a 40% working interest in the Cameia project.

Following Cameia #3, Cobalt moved the Petroserv SSV Catarina rig to drill the Loengo #1 Pre-salt exploration well on Block 9.  The well was drilled to total depth in record time of 45 days but did not encounter commercial hydrocarbons despite confirming the presence of world class reservoir rock. The well has been plugged and abandoned and the Petroserv SSV Catarina rig has moved to and spud the Mupa #1 Pre-salt exploration well on Block 21.  Cobalt expects results from Mupa #1 by early 2015.

Also in Blocks 9 and 21 Cobalt announced that Nazaki Oil and Gas and Alper are no longer members of the Contractor Group of these Blocks, as their working interests have been transferred to Sonangol P&P. Working interest ownership across Blocks 9 and 21 includes Cobalt with 40% working interest and Sonangol P&P with 60% working interest. As a result of this change, Cobalt’s paying interest during the exploration phase has decreased from 62.5% to 52.5% and after the exploration phase, Cobalt’s paying interest equals its 40% working interest.

Cobalt also announced that development drilling is under way at the Heidelberg field in the deepwater Gulf of Mexico.  The first development well has been drilled and development operations continue with the hull having recently been transported from Pori, Finland to Ingleside, Texas, where construction on the main topsides module is almost 60% complete.  Heidelberg remains on schedule for initial production in 2016.  Cobalt, as non-operator, owns a 9.375% working interest in Heidelberg. In addition, Cobalt announced that it continues its efforts for a development phase Reserve Based Lending facility to partially finance its remaining investments in Heidelberg.

Also in the Gulf of Mexico, drilling operations are continuing on the Shenandoah #3 appraisal well, which will further appraise Cobalt’s Shenandoah Inboard Lower Tertiary discovery.  Shenandoah #3 is being drilled approximately 2.5 miles east and structurally down-dip from the Shenandoah #2 appraisal well, which encountered more than 1,000 net feet of high-quality oil pay in the Inboard Lower Tertiary.  Results are expected from this well in late 2014 or early 2015.  Cobalt, as non-operator, owns a 20% working interest in Shenandoah.

In addition, Cobalt is participating in the non-operated Anchor exploration well in the Gulf of Mexico, which targets Inboard Lower Tertiary horizons as well as a secondary Miocene horizon.  Cobalt expects results from this well in late 2014 or early 2015.  Cobalt owns a 20% working interest in Anchor.

Cobalt anticipates taking delivery of the Rowan Reliance rig in early 2015, following the satisfactory completion of deepwater acceptance procedures.  The Rowan Reliance is a new build, ultra-deepwater dynamically positioned drillship.  Cobalt will utilize the Rowan Reliance to drill the North Platte #2 appraisal well, which is expected to commence late in the first quarter of 2015.  Cobalt, as operator, owns a 60% working interest in the North Platte discovery.

Conference Call

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss Cobalt’s Third Quarter 2014 results. Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer, and John P. Wilkirson, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13593780.  The replay will be available until November 18, 2014.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Newsroom-Events & Speeches section of Cobalt’s website at www.cobaltintl.com.  A replay of the webcast will also be available for approximately 30 days following the call.

About Cobalt

Cobalt is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations:	Media Relations:
John P. Wilkirson	Lynne L. Hackedorn
Chief Financial Officer	Vice President, Government and Public Affairs
+1 (713) 452-2322	+1 (713) 579-9115

Consolidated Statement of Operations Information:

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2014	2013	2014	2013
	($ in thousands except per share data)
Oil and gas revenue	$—	$—	$—	$—
Operating costs and expenses
Seismic and exploration	38,333	14,555	59,291	41,430
Dry hole expense and impairment	55,259	108,321	110,740	212,199
General and administrative	26,315	22,347	72,576	68,507
Depreciation and amortization	1,054	440	3,236	1,345
Total operating costs and expenses	120,961	145,663	245,843	323,481
Operating income (loss)	(120,961)	(145,663)	(245,843)	(323,481)
Other income (expense)
Gain on sale of assets	—	—	—	2,993
Interest income	1,895	1,465	4,274	4,610
Interest expense	(23,463)	(15,802)	(52,630)	(51,027)
Total other income (expense)	(21,568)	(14,337)	(48,356)	(43,424)
Net income (loss) before income tax	(142,529)	(160,000)	(294,199)	(366,905)
Income tax expense	—	—	—	—
Net income (loss)	$(142,529)	$(160,000)	$(294,199)	$(366,905)

Basic and diluted income (loss) per share	$(0.35)	$(0.39)	$(0.72)	$(0.90)
Weighted average common shares outstanding	407,095,514	406,941,392	407,058,930	406,803,860

Consolidated Balance Sheet Information:

	September 30, 2014	December 31, 2013
	($ in thousands)
Cash and cash equivalents	$168,980	$192,460
Short-term restricted funds	24,141	200,339
Short-term investments	1,568,295	1,319,380
Total current assets	2,042,051	1,967,443
Total property, plant and equipment	1,878,523	1,476,275
Long-term restricted funds	125,444	104,496
Long-term investments	506,274	14,661
Total assets	4,632,269	3,633,673
Total current liabilities	296,267	340,967
Total long-term liabilities	2,013,813	1,163,560
Total stockholders’ equity (407,095,514 and 406,949,839 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively)	2,322,189	2,129,146
Total liabilities and stockholders’ equity	4,632,269	3,633,673

Consolidated Statement of Cash Flows Information:

	Nine Months Ended September 30,
	2014	2013
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(139,836)	$(239,983)
Investing activities	(1,152,824)	(964,328)
Financing activities	1,269,180	(992)